HENRY SCHEIN, INC.
135 Duryea Road
Melville, New York 11747
June 3, 2011
VIA ELECTRONIC TRANSMISSION
John Reynolds
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549-1004
Re:	Henry Schein, Inc. Form 10-K for the Fiscal Year Ended December 25, 2010 Filed February 22, 2011 Definitive Proxy filed on Schedule 14A Filed April 8, 2011 File No. 000-27078
Dear Mr. Reynolds:
     Reference is made to the comments of the staff of the Securities and Exchange Commission, with respect to the Form 10-K for the fiscal year ended December 25, 2010 and the Definitive Proxy filed on Schedule 14A of Henry Schein, Inc. (the “Company”), in your letter dated May 27, 2011 (the “Comment Letter”).
     By virtue of this letter, the Company hereby requests an extension to June 27, 2011 to respond to the Comment Letter.
     Please contact me at (631) 843-5993 should you have any questions.

Very truly yours, HENRY SCHEIN, INC.
By:	/s/ Michael S. Ettinger
	Name:	Michael S. Ettinger
	Title:	Senior Vice President and General Counsel